Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Registration Statement No. 333-257995 on Form S-1 of our report dated March 1, 2022 relating to the consolidated financial statements of The Beauty Health Company and its consolidated subsidiaries, appearing in the Prospectus Supplement, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 1, 2022